Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

AMG COMVEST SENIOR LENDING FUND

This Certificate of Trust of AMG Comvest Senior Lending Fund (the “Trust”) has been duly executed and is being filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is “AMG Comvest Senior Lending Fund”.

2. Registered Agent. The business address of the registered agent and registered office of the Trust in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name and address of the Trust’s registered agent for service of process in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

4. Registered Investment Company. Pursuant to 12 Del. C. §3807(b), the Trust intends to become a regulated business development company under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.), within 180 days following the first issuance of beneficial interests.

IN WITNESS WHEREOF, the undersigned trustees have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

By:	/s/ Eric Rakowski
Name: Eric Rakowski, not in his individual capacity but solely as trustee

By:	/s/ Peter MacEwen
Name: Peter MacEwen, not in his individual capacity but solely as trustee

By:	/s/ Robert O’Sullivan
Name: Robert O’Sullivan, not in his individual capacity but solely as trustee